Exhibit 4.1
EXECUTION VERSION
AMENDMENT NO. 2
          AMENDMENT NO. 2 dated as of July 23, 2009 (this “Amendment No. 2”), among HERCULES OFFSHORE, INC., a Delaware corporation (the “Borrower”), the SUBSIDIARY GUARANTORS (as defined in the hereinafter described Credit Agreement), the ISSUING BANKS (as defined in the Credit Agreement) executing this Amendment No. 2 on the signature pages hereto, and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent and instructing beneficiary under the Mortgage Trust Agreement (as defined in the Credit Agreement) (in such capacities, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).
          The Borrower, the Subsidiary Guarantors, the Lenders, the Issuing Banks, the Administrative Agent, the Collateral Agent and certain other parties are parties to that certain Credit Agreement dated as of July 11, 2007 (as has been or may further be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Borrower. The Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Lenders and Issuing Banks party hereto wish to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:
          SECTION 1. Definitions. Except as otherwise defined in this Amendment No. 2, terms defined in the Credit Agreement are used herein as defined therein.
          SECTION 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 of this Amendment No. 2, but effective as of the date hereof, the Credit Agreement shall be amended as follows:
          (a) References Generally. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.
          (b) Revolving Commitment Reduction. As of the Amendment Effective Date (as defined in Section 4 below), the Revolving Commitments shall be reduced by $75,000,000 from $250,000,000 to $175,000,000. Such reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments. Any requirement to provide advance written notice of such reduction has been deemed satisfied.
          (c) Adjusted LIBOR Rate. Section 1.01 of the Credit Agreement is hereby amended by adding the following proviso at the end of the definition of “Adjusted LIBOR Rate”:

“; provided that the Adjusted LIBOR Rate shall be deemed to be not less than 2.00% per annum.”
          (d) Aggregate Mortgaged Vessel Value. Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Aggregate Mortgaged Vessel Value” by (i) adding the phrase “Liens permitted by Section 6.02(q), Liens securing obligations under Ship Mortgages or” immediately after the phrase “other than the Lien of the Mortgage Trustee,” and (ii) adding the phrase “permitted by Section 6.02(a) or (b)” immediately after the phrase “provided that, to the extent such Liens”.
          (e) Aggregate Non-Mortgaged Vessel Value. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Aggregate Non-Mortgaged Vessel Value” in proper alphabetical order as follows:
     “‘Aggregate Non-Mortgaged Vessel Value’ shall mean, as of the applicable date of determination, an amount equal to the sum (without duplication) of the amounts (disregarding any such amount which is less than zero) determined by subtracting the following clause (b) from the following clause (a) for each Pledged Subsidiary (as defined below) that owns a Non-Mortgaged Vessel:
     (a) the Vessel Percentage (as defined below) of the aggregate fair market value of the Non-Mortgaged Vessels set forth on Schedule I to the Second Amendment (or in a supplement thereto in form and substance reasonably satisfactory to the Administrative Agent delivered to the Administrative Agent by the Borrower in connection with a Permitted Acquisition) or, if more recent, as determined by the most recent Desktop Appraisal required to be delivered hereunder, so long as such Vessel is owned by a Wholly Owned Subsidiary (a “Pledged Subsidiary”) (x) 100% of the Equity Interests of which have been pledged to the Collateral Agent to secure the Obligations in accordance with the terms of the Loan Documents or (y) if such Wholly Owned Subsidiary is a CFC (as defined in Section 5.11(d)), at least 66% of the total voting power of all outstanding Voting Stock of such CFC (or, if such CFC is the Wholly Owned Subsidiary of a first-tier CFC, of such first-tier CFC) (the “Pledged CFC”) and 100% of the Equity Interests not constituting Voting Stock of the Pledged CFC have been pledged to the Collateral Agent to secure the Obligations in accordance with the terms of the Loan Documents less
     (b) 100% of the aggregate amount of, without duplication, (i) Indebtedness for borrowed money of such Pledged Subsidiary (including guarantees of Indebtedness for borrowed money) and, if such Vessel is owned by a Subsidiary of such Pledged Subsidiary, the Subsidiaries of such Pledged Subsidiary that are parent entities of such Subsidiary and (ii) liabilities that would be required to be set forth on a balance sheet of such Pledged Subsidiary or, if such Vessel is owned by a Subsidiary of such

Pledged Subsidiary, a balance sheet of such Pledged Subsidiary and the Subsidiaries of such Pledged Subsidiary that are parent entities of such Subsidiary on a consolidated basis, in each case, prepared in accordance with GAAP as of the date of such date of determination, other than, in each case (without duplication), (x) Indebtedness incurred and liabilities that would be included in determining the amount under clause (b) of the definition of “Collateral Maintenance Ratio” and (y) Indebtedness and liabilities owing to a Loan Party to the extent the Secured Parties have a perfected security interest therein;
provided, however, that, if on any date of determination, there exists a material defect in title with respect to any such Vessel, the fair market value of such Vessel for purposes of this definition shall be $0.
For purposes of the definition of Aggregate Non-Mortgaged Vessel Value, “Vessel Percentage” shall mean (i) 75% for a Pledged Subsidiary that satisfies the requirements of subclause (x) of clause (a) of the definition of Aggregate Non-Mortgaged Vessel Value and (ii) 50% for a Pledged Subsidiary that satisfies the requirements of subclause (y) of such clause (a).”
          (f) Aggregate Subject Collateral Value. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Aggregate Subject Collateral Value” in proper alphabetical order as follows:
     “‘Aggregate Subject Collateral Value’ shall mean, as of the applicable date of determination, the sum of (a) the Aggregate Mortgaged Vessel Value, (b) the Aggregate Non-Mortgaged Vessel Value and (c) 75% of the book value of the Eligible Accounts minus the aggregate amount of reserves established by Borrower as required by GAAP in respect of the Eligible Accounts.
          (g) Alternate Base Rate. Section 1.01 of the Credit Agreement is hereby amended by amending the first sentence of the definition of “Alternate Base Rate” in its entirety as follows:
     “‘Alternate Base Rate’ shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points.”
          (h) Alternate Covenant Period. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Alternate Covenant Period” in proper alphabetical order as follows:
     “‘Alternate Covenant Period’ shall mean the period commencing on October 1, 2009, and ending on June 30, 2010.”

          (i) Applicable Margin; Applicable Fee. Section 1.01 of the Credit Agreement is hereby amended as follows:
          (i) Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Applicable Margin” in its entirety to read as follows:
     “‘Applicable Margin’ shall mean, for any day, (a) with respect to any Eurodollar Loan, 6.50%, and (b) with respect to any ABR Loan, 5.50%; provided that, after the Amendment Effective Date, the Applicable Margin shall be subject to the following pricing grid:

	Eurodollar Loan	ABR Loan
If the aggregate principal amount of Term Loans outstanding is less than or equal to $684,250,000, but greater than $484,250,000	5.00%	4.00%

If the aggregate principal amount of Term Loans outstanding is less than or equal to $484,250,000	4.00%	3.00%
Any change in the Applicable Margin resulting from a reduction of the aggregate principal amount of Term Loans outstanding shall be effective on the date of such reduction.”.
          (ii) Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Applicable Fee” in its entirety to read as follows:
     “‘Applicable Fee’ shall mean, for any day, with respect to any Commitment, 1.00%.”
          (j) Available Amount; Available Equity Proceeds Amount. (i) Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Available Amount” in its entirety as follows:
          “‘Available Amount’ shall mean, at any time,
     (a) the sum of (i) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2009 (the “Basket Restart Date”) to the end of the Borrower’s most recently ended fiscal quarter for which financial statements were required to be delivered pursuant to Section 5.01 (or, if such Consolidated Net

Income for such period is a deficit, less 100% of such deficit); plus (ii) 100% of the aggregate Net Cash Proceeds received by the Borrower since the Basket Restart Date from Equity Issuances that are not applied or required to be applied towards mandatory prepayments pursuant to Section 2.10(e) (the “Equity Component Amount”); less (iii) payments made by Borrower pursuant to Section 6.08(c);
     less
     (b) the Equity Component Amount theretofor utilized to (i) pay any amounts in connection with a Permitted Stock Acquisition, (ii) pay, prepay, redeem or acquire any Permitted Senior Secured Notes, any Indebtedness incurred under Section 6.01(k) or any other Material Indebtedness (including, without limitation or duplication, a Specified Existing Notes Payment (as defined in 6.11(a)) or (iii) cause compliance with Section 6.10(a)(ii) as set forth in Section 2.10(e); and
     (c) the amount thereof theretofor utilized for Investments under clause (i) of Section 6.04 and Dividends under clause (d) of Section 6.08.”
          (ii) Section 1.01 of the Credit Agreement is hereby further amended by inserting the following definition of “Available Equity Proceeds Amount” in proper alphabetical order as follows:
          “‘Available Equity Proceeds Amount’ shall mean, at any time, the excess of (a) the Equity Component Amount at such time over (b) the aggregate amount of payments described in clauses (b)  and (c)  of the definition of “Available Amount” that were made on account of such Equity Component Amount (assuming for the purpose of this definition that payments described in such clause (c)  were made first on account of amounts determined pursuant to clause (a)(i) of the definition of “Available Amount”).”
          (k) Basket Restart Date. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Basket Restart Date” in proper alphabetical order as follows:
     “‘Basket Restart Date’ shall have the meaning assigned to such term in clause (a) of the definition of “Available Amount”.”
          (l) Change in Control. Section 1.01 of the Credit Agreement is hereby amended by: (A) replacing each reference to the word “approved” with the word “recommended” in clause (c) of the definition of “Change in Control” and (B) amending clause (a) of the definition of “Change in Control” in its entirety as follows:
          “(a) at any time a change of control, fundamental change or similar event occurs under any Permitted Senior Secured Notes, Indebtedness incurred under Section 6.01(k) or other Material Indebtedness if the effect of such change or event is to cause, or to permit the holder or holders of such Material Indebtedness or a trustee or other representative on its or their behalf to cause, such Material Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor;”.
          (m) Collateral Maintenance Ratio. Sections 1.01, 2.10, 5.11 and 6.06 of the Credit Agreement are hereby amended as follows:
          (i) Section 1.01 of the Credit Agreement is hereby amended by deleting each reference to “1.25 to 1.00” in the definitions of “Asset Swap”, “Flag Jurisdiction Transfer” and “Permitted Acquisition” and replacing each such reference with “1.50 to 1.00”.
          (ii) Section 1.01 of the Credit Agreement is hereby further amended by amending the definition of “Collateral Maintenance Ratio” in its entirety as follows:
     “‘Collateral Maintenance Ratio’ shall mean, as of the applicable date of determination, the ratio of (a) the Aggregate Subject Collateral Value to (b) the sum, without duplication, of (i) the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments, (ii) the sum of all other obligations secured by a Ship Mortgage that are then due and payable, and (iii) the aggregate amount of obligations secured by a Lien on a Mortgaged Vessel that is permitted pursuant to Section 6.02(q) (it being understood that the amount determined pursuant to subclauses (ii) and (iii) shall not have been deducted in determining the Aggregate Mortgaged Vessel Value).”
          (iii) Clause (ii) of Section 2.10(c) of the Credit Agreement is hereby amended by (A) adding the phrase “and to the extent the aggregate of such Net Cash Proceeds of Asset Sales does not exceed $25,000,000 in the fiscal year of Borrower in which such Net Cash Proceeds are received by Borrower or any of its Subsidiaries” immediately after the phrase “so long as no Default has occurred and is continuing”, (B) replacing the phrase “clauses (iii) and (iv) of Section 6.13” with the phrase “clauses (iii), (iv), (v) and (vi) of Section 6.13” and (C) deleting the reference to “1.25 to 1.00” therein and replacing such reference with “1.50 to 1.00”.
          (iv) Clause (i) of Section 2.10(f) of the Credit Agreement is hereby amended by deleting the reference to “1.25 to 1.00” therein and replacing such reference with “1.50 to 1.00”.
          (v) Clause (e) of Section 5.11 of the Credit Agreement is hereby amended by deleting the reference to “1.25 to 1.00” therein and replacing such reference with “1.50 to 1.00”.
          (vi) Clause (b) of Section 6.06 of the Credit Agreement is hereby amended by deleting the phrase “the Collateral Maintenance Ratio would exceed 1.25 to 1.00 and”.

          (vii) Clause (k) of Section 6.06 of the Credit Agreement is hereby amended by deleting the reference to “1.25 to 1.00” therein and replacing such reference with “1.50 to 1.00”.
          (n) Consolidated EBITDA. Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Consolidated EBITDA” by: (A) amending subclause (i) of clause (b) thereof by replacing the reference to “Consolidated Interest Expense” therein with a reference to “consolidated interest expense” and (B) adding the phrase “, the Second Amendment and the transactions contemplated thereby, any Equity Issuance, any sale of Delta Towing Assets and any offering of Permitted Senior Secured Notes” immediately prior to the “,” at the end of subclause (v) of clause (b) thereof.
          (o) Consolidated Fixed Charge Coverage Ratio. Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Consolidated Fixed Charge Coverage Ratio” in its entirety as follows:
     “‘Consolidated Fixed Charge Coverage Ratio’ shall mean, for any Test Period, the ratio of
     (a) the sum of (i) Consolidated EBITDA for such Test Period plus (ii) the amount indicated in the Compliance Certificate delivered with respect to such Test Period as the amount to be added to Consolidated EBITDA for purposes of the Consolidated Fixed Charge Coverage Ratio for such Test Period (provided that the sum of all such amounts during the term of the Agreement shall not exceed $130,000,000 or, if different (i.e., either higher or lower) than $130,000,000, the Cash Component of the Liquidity Amount as of June 30, 2009)
     to
          (b) Consolidated Fixed Charges for such Test Period.”
          (p) Consolidated Interest Expense. Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Consolidated Interest Expense” by (i) deleting the “and” at the end of clause (a) of the proviso to such definition, (ii) re-lettering clause (b) of the proviso to such definition as new clause (c), and (iii) adding a new clause (b) as follows:
“, (b) to the extent directly related to the Second Amendment or the issuance of any Permitted Senior Secured Notes, debt issuance costs, debt discount or premium and other financing fees and expenses (including any amortization with respect thereto) shall be excluded from the calculation of Consolidated Interest Expense and”
          (q) Defaulting Lenders. Section 1.01 and Article II of the Credit Agreement are hereby amended as follows:

          (i) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Defaulting Lender” in proper alphabetical order as follows:
     “‘Defaulting Lender’ shall mean any Revolving Lender, as reasonably determined by the Administrative Agent, that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, any Issuing Bank, the Swingline Lender, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements that would include this Agreement, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Revolving Lender that has a Commitment, LC Exposure or Swingline Exposure outstanding at such time, shall take any action or be (or is) the subject of any action or proceeding of a type described in Section 8.01(g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Revolving Lender).”
          (ii) Section 1.01 of the Credit Agreement is hereby amended by adding the following proviso at the end of the definition of “Required Lenders”:
“; provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.”
          (iii) Section 1.01 of the Credit Agreement is hereby amended by adding the following proviso at the end of the definition of “Required Revolving Lenders”:
“; provided that the Revolving Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.”
          (iv) Section 2.16(b) of the Credit Agreement is hereby amended by replacing the words “or if any Lender defaults in its obligation to fund Loans hereunder” with the words “or if any Revolving Lender becomes a Defaulting Lender”.
          (v) A new Section 2.20 of the Credit Agreement is hereby added to the Credit Agreement as follows:

     “SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:
     (a) if any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender, then Borrower shall within fifteen Business Days (or such longer period as the Administrative Agent and relevant Issuing Banks may agree to) following written notice by the Administrative Agent (A) cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding, or (B) enter into other arrangements reasonably satisfactory to the Administrative Agent, the Issuing Banks, the Swingline Lender and the Borrower;
     (b) so long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or Issuing Bank is satisfied that the related exposure will be cash collateralized in accordance with Section 2.20(a) (or such other arrangements as are reasonably satisfactory to the Administrative Agent, the Issuing Banks, the Swingline Lender and the Borrower).
The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.20 shall be permitted under this Agreement, notwithstanding any limitation on Liens or otherwise.”
          (r) Eligible Accounts. Section 1.01 and Annex I of the Credit Agreement are hereby amended as follows:
          (i) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Eligible Accounts” in proper alphabetical order as follows:
          “‘Eligible Accounts’ shall have the meaning set forth on Annex I hereto.”
          (ii) Annex I to the Credit Agreement is hereby amended in its entirety by replacing Annex I to the Credit Agreement in its entirety with Annex B attached hereto.
          (s) Excess Cash Flow. Sections 1.01 and 2.10 of the Credit Agreement are hereby amended as follows:

          (i) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “ECF Percentage” in proper alphabetical order as follows:
     “‘ECF Percentage’ shall mean (a) with respect to the fiscal year of the Borrower that ends during the Alternate Covenant Period, 100% and (b) otherwise, 50%.”
          (ii) Section 1.01 of the Credit Agreement is hereby amended by amending clause (b) of the definition of “Excess Cash Flow” in its entirety as follows:
     “(b) any prepayments of Term Loans, and any prepayments of Revolving Loans and Swingline Loans to the extent accompanied by corresponding permanent reductions in the Revolving Commitments, during such Excess Cash Flow Period, in each case other than (i) any voluntary prepayments, (ii) amounts already reflected in Debt Service and (iii) prepayments required by Section 2.10(g), in each case to the extent not financed with the proceeds of Indebtedness permitted pursuant to Section 6.01(k), (n) or (o);”
          (iii) Section 2.10(g) of the Credit Agreement is hereby amended by (A) deleting the phrase “an aggregate amount equal to 50%” and substituting therefor the phrase “an aggregate amount equal to the ECF Percentage”, (B) amending the first proviso therein in its entirety as follows: “; provided, however, that, to the extent Borrower has made a voluntary prepayment of Term Loans pursuant to Section 2.10(a) during the applicable Excess Cash Flow Period or, without duplication, following the last day of such Excess Cash Flow Period but on or prior to the date any payment in respect of such Excess Cash Flow Period is required to be made pursuant to this Section 2.10(g) (and such payment was not previously used to reduce the prepayment required by this Section 2.10(g)), the amount required to be paid under this Section 2.10(g) with respect to such Excess Cash Flow Period shall be reduced by the amount of such voluntary prepayment;” and (C) deleting the following proviso:
“provided, further, however, that no prepayment or portion of a prepayment shall be required pursuant to this Section 2.10(g) if the aggregate outstanding amount of Term Loans shall be less than $550.0 million or to the extent such prepayment would cause the aggregate outstanding amount of Term Loans to be reduced to less than $550.0 million”.
          (t) Indebtedness. Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Indebtedness” by amending the penultimate sentence thereof in its entirety as follows:
“Notwithstanding the foregoing or anything to the contrary contained herein, the Indebtedness of any person shall exclude indemnification, adjustment of purchase price, earn-out or similar obligations (including any Earn Out Obligations) of such person, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Borrower or any Subsidiary or Equity Interests of a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition; provided that in the case of a disposition, the maximum aggregate liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Borrower and its Subsidiaries in connection with such disposition.”.
          (u) Sale or Joint Venture of Inland Barge Business. Sections 1.01, 2.10, 5.11, 6.06, 6.13 and 6.14 of the Credit Agreement are hereby amended as follows:
          (i) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in proper alphabetical order:
     “‘Inland Barge Assets’ shall mean, collectively, the business conducted by the fleet of six conventional and eleven posted barge rigs owned by THE Offshore Drilling Company that operate inland in marshes, rivers, lakes and shallow bay or coastal waterways along the U.S. Gulf Coast.
     ‘Inland Barge Joint Venture’ shall mean any one or more persons that, collectively, acquire (whether by purchase, merger, capital contribution or otherwise), or are formed solely for the purpose of acquiring, all or substantially all of the Inland Barge Assets, provided that the Borrower, directly or indirectly, owns (on a pro forma basis after giving effect to such acquisition) a portion of the Equity Interest of each such person.”
     ‘Permitted Joint Venture’ shall mean any joint venture involving any Company (which joint venture may be a Subsidiary) created in connection with any Asset Sale or Investment otherwise permitted under this Agreement.”
          (ii) Clause (b) of Section 5.11 of the Credit Agreement is hereby amended by adding the words “, the Inland Barge Joint Venture or any Permitted Joint Venture, as applicable” after each instance of the words “the Delta Towing Joint Venture”.
          (iii) Clause (c) of Section 5.11 of the Credit Agreement is hereby amended by inserting the parenthetical “(unless such Subsidiary is the Delta Towing Joint Venture, the Inland Barge Joint Venture or any Permitted Joint Venture, as applicable, and Borrower owns (directly or indirectly) less than 80% of the Equity Interests of the Delta Towing Joint Venture, the Inland Barge Joint Venture or such Permitted Joint Venture, as applicable, in which case Borrower shall use commercially reasonable efforts to cause the Delta Towing Joint Venture, the Inland Barge Joint Venture or such Permitted Joint Venture, as applicable, to take the actions set forth in this clause)” after the phrase “the Closing Date” therein.
          (iv) Section 6.06 of the Credit Agreement is hereby amended by (A) deleting the “and” at the end of clause (j) thereof, (B) deleting the “.” at the end of clause

(k) thereof and replacing it with the word “; and” and (C) adding a new clause (l) as follows:
     “(l) an Asset Sale involving all or any portion of the Inland Barge Assets or any Equity Interests of the Inland Barge Joint Venture, in each case to the extent that (i) the consideration received by Borrower or the relevant Subsidiary in such Asset Sale is equal to or greater than the fair market value of the assets subject to such Asset Sale, (ii) no Default exists or would exist after giving effect to such Asset Sale, (iii) after giving effect to such Asset Sale the Domestic Asset Percentage would exceed 50%, (iv) if such Asset Sale involves the disposition of a Mortgaged Vessel, after giving effect to such Asset Sale the Collateral Maintenance Ratio would exceed 1.50 to 1.00, (v) if such Asset Sale involves the disposition of a Mortgaged Vessel and the fair market value of the assets subject to such Asset Sale (inclusive of the fair market value of the assets subject to any related Asset Sale) would exceed $50.0 million, a Current Desktop Appraisal shall be in effect, (vi) if the fair market value of such assets would exceed $25.0 million, Borrower shall have delivered to the Agents an Officer’s Certificate certifying that such Asset Sale complies with this clause (l) (which shall have attached thereto reasonably detailed back-up data and calculations showing such compliance) and (vii) if, after giving effect to such Asset Sale involving Equity Interests of the Inland Barge Joint Venture, the Inland Barge Joint Venture is a Subsidiary Guarantor (or is required to be a Subsidiary Guarantor), then each person (other than a Company) owning Equity Interests of the Inland Barge Joint Venture shall have executed and delivered to Agents a Minority Holder Acknowledgment, Consent and Waiver.”
          (v) Section 6.13 of the Credit Agreement is hereby amended by: (A) replacing in clause (iii) thereof the phrase “issuances described in the proviso to the immediately succeeding clause (iv)” with the phrase “issuances described in the provisos to the immediately succeeding clauses (iv), (v) and (vi)”, (B) adding in clause (iv) thereof immediately after the phrase “issuances described in the proviso to the immediately preceding clause (iii)” the phrase “and the proviso to the immediately succeeding clauses (v) and (vi)”, (C) deleting the “and” at the end of clause (iii) thereof, (D) deleting the “.” at the end of clause (iv) thereof and (E) adding the following new clauses (v) and (vi) as follows:
     “(v) the Inland Barge Joint Venture may issue Equity Interests to persons other than a Company, provided that (A) neither the issuer of such Equity Interests nor any of its Subsidiaries owns any Mortgaged Vessel, (B) such issuance would be permitted as an Asset Sale (regardless of whether the proceeds of such issuance are less than $1.0 million) under Section 6.06(l), (C) each such person executes and delivers to the Agents a Minority Holder Acknowledgment, Consent and Waiver prior to such issuance, unless the issuer of such Equity Interests (after giving effect to such issuance) is not a Subsidiary of Borrower and (D) for the avoidance of doubt, the Net Cash Proceeds of each such issuance are applied in accordance with the terms of Section 2.10(c); provided, however, that the Net Cash Proceeds of such issuances shall not be required to be applied as a mandatory prepayment in accordance with Section 2.10(c) until the aggregate amount of such Net Cash Proceeds and the Net Cash Proceeds of issuances described in the provisos to the immediately preceding clauses (iii) and (iv) of this Section 6.13, in each case not theretofor applied in accordance with Section 2.10(c),exceeds $2.5 million, at which time all such Net Cash Proceeds shall be promptly applied by Borrower as a mandatory prepayment in accordance with Section 2.10(c); and
     (vi) any Permitted Joint Venture may issue Equity Interests to persons other than a Company, provided that (A) neither the issuer of such Equity Interests nor any of its Subsidiaries owns any Mortgaged Vessel, (B) such issuance would be permitted as an Asset Sale (regardless of whether the proceeds of such issuance are less than $1.0 million) under Section 6.06(a), (b), (c) or (g), (C) each such person executes and delivers to the Agents a Minority Holder Acknowledgment, Consent and Waiver prior to such issuance, unless the issuer of such Equity Interests (after giving effect to such issuance) is not a Subsidiary of Borrower and (D) for the avoidance of doubt, the Net Cash Proceeds of each such issuance are applied in accordance with the terms of Section 2.10(c); provided, however, that the Net Cash Proceeds of such issuances shall not be required to be applied as a mandatory prepayment in accordance with Section 2.10(c) until the aggregate amount of such Net Cash Proceeds and the Net Cash Proceeds of issuances described in the provisos to the immediately preceding clauses (iii), (iv) and (v) of this Section 6.13, in each case not theretofor applied in accordance with Section 2.10(c), exceeds $2.5 million, at which time all such Net Cash Proceeds shall be promptly applied by Borrower as a mandatory prepayment in accordance with Section 2.10(c).”
          (vi) Section 6.14 of the Credit Agreement is hereby amended by: (A) deleting the word “or” at the end of clause (i)(B) thereof, (B) adding the following new clause (i)(D) immediately after clause (i)(C) thereof:
“(D) the Inland Barge Joint Venture, so long as the Equity Interests of the Inland Barge Joint Venture held by persons other than a Company were issued in a transaction that would comply with clause (v) of Section 6.13 or (E) any Permitted Joint Venture, so long as the Equity Interests of such Permitted Joint Venture were issued in a transaction that would comply with clause (vi) of Section 6.13, or”
          (v) Intercreditor Agreement. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Intercreditor Agreement” in proper alphabetical order as follows:
     “‘Intercreditor Agreement’ shall have the meaning assigned to such term in clause (q) of Section 6.02.”
          (w) LIBOR Rate. Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “LIBOR Rate” by (i) replacing the words “Page 3750 on the Telerate System Incorporated Service” with the words “Reuters Screen LIBOR1 Page” and (ii) adding the following as the penultimate sentence:

“Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination).”
          (x) Liquidity Amount. Section 1.01 of the Credit Agreement is hereby amended by inserting the definition of “Liquidity Amount” in proper alphabetical order as follows:
     “‘Liquidity Amount’ shall mean, at any time, the sum of (a) cash and Cash Equivalents on hand of Borrower and its Subsidiaries that is not Restricted Cash (less the aggregate amount of checks, wires and other transfers written or made against such cash and Cash Equivalents, but which have not been theretofor deducted) (the “Cash Component”) and (b) availability of Revolving Commitments for making Revolving Loans.”
          (y) Non-Mortgaged Vessels. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Non-Mortgaged Vessels” in proper alphabetical order as follows:
     “‘Non-Mortgaged Vessels’ shall mean the Vessels set forth on Schedule I to the Second Amendment (or in a supplement thereto in form and substance reasonably satisfactory to the Administrative Agent delivered to the Administrative Agent by the Borrower in connection with a Permitted Acquisition).”
          (z) Permitted Acquisition; Specified Existing Notes Payment. Section 1.01 of the Credit Agreement is hereby amended as follows:
          (i) The definition of “Permitted Acquisition” is amended by adding the parenthetical “(as in effect immediately prior to the amendments made thereto pursuant to the Second Amendment, except in the case of a Permitted Stock Acquisition, in which case, such covenants shall be the covenants as in effect as of the date of such Permitted Stock Acquisition)” immediately after each reference to “Sections 6.10(a) and (b)” or “Section 6.10” set forth therein;
          (ii) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in proper alphabetical order:
     “‘Permitted Stock Acquisition’ shall mean any transaction for (a) the acquisition of one or more Vessels and related assets or all or substantially all of the property of any person or of any business or division of any person or (b) the acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect to such transaction, in each case, so long as the consideration in connection with such transaction consists solely of (i) Qualified Capital Stock of Borrower, (ii) the Net Cash Proceeds of an

Equity Issuance in an aggregate amount not exceeding the Available Equity Proceeds Amount that is then in effect or (iii) a combination of the foregoing.’
     ‘Specified Existing Notes Payment’ shall have the meaning assigned to such term in Section 6.11(a).’”
          (aa) Permitted Refinancing; Permitted Debt Requirements. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in proper alphabetical order:
     “‘Permitted Debt Maturity Requirements’ shall have the meaning assigned to such term in Section 6.01(k).
     ‘Permitted Refinancing’ shall mean, as to any Indebtedness, the Incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied:
     (a) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced, plus the amount of any premiums, interest and/or discounts required to be paid thereon and reasonable fees and expenses associated therewith;
     (b) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being refinanced;
     (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced (except for newly formed or acquired Subsidiaries which also become obligors in respect of the Obligations);
     (d) the security, if any, for the refinancing Indebtedness shall be of the same type as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness), and, in the event the holders of such Indebtedness being refinanced (or any agent or trustee on their behalf) were at the time of such refinancing subject to an intercreditor or similar agreement with the Secured Parties and/or the Agents, the holders of such refinancing Indebtedness shall become subject to such intercreditor or similar agreement on terms and conditions satisfactory to the Agents; provided that, if after the incurrence of such refinancing Indebtedness, additional types of Collateral or additional assets are granted as Collateral for the Obligations, such additional types of Collateral or additional assets may also secure such refinancing

Indebtedness to the extent the Indebtedness being refinanced was required to be secured by the same Collateral securing the Obligations;
     (e) the refinancing Indebtedness is subordinated in right of payment to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness being refinanced; and
     (f) in the event any term or terms of the Indebtedness being refinanced were required hereunder to be consented to by the Required Lenders or the Administrative Agent, the equivalent term or terms in the refinancing Indebtedness shall be, in the aggregate, not materially less favorable to the Lenders than those contained in the Indebtedness being refinanced, unless otherwise consented to by the Required Lenders (such consent not to be unreasonably withheld), in the case where Required Lenders consented with respect to the prior Indebtedness, or the Administrative Agent (such consent not to be unreasonably withheld), in the case where the Administrative Agent consented with respect to the prior Indebtedness.”
          (bb) Permitted Senior Secured Notes. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Permitted Senior Secured Notes” in proper alphabetical order as follows:
     “‘Permitted Senior Secured Notes’ shall have the meaning assigned to such term in clause (n) of Section 6.01.”
          (cc) Preferred Stock Issuance. Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Preferred Stock Issuance” by replacing the reference to “(m)” therein with a reference to “(o)”.
          (dd) Restricted Cash. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Restricted Cash” in proper alphabetical order as follows:
     “‘Restricted Cash’ shall mean, when referring to cash or Cash Equivalents of Borrower and its Subsidiaries, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Borrower and its Subsidiaries (unless such appearance is related to the Loan Documents or Liens created thereunder) or (b) are subject to any Lien in favor of any person (other than Permitted Liens described in clauses (a), (j), (l) (including cash collateral provided under Section 2.20) and (q) of Section 6.02).”
          (ee) Retained Excess Cash Flow. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition of “Retained Excess Cash Flow” in proper alphabetical order as follows:

     “‘Retained Excess Cash Flow’ shall mean, initially, zero,
as increased from time to time, for the fiscal year ending on (or about) December 31, 2010 and each fiscal year thereafter, on each date that the Borrower has made the prepayment required under Section 2.10(g) with respect to such fiscal year, the amount of Excess Cash Flow for the fiscal year with respect to which such prepayment was made multiplied by 50%, and as decreased from time to time, at any time a payment, prepayment, redemption or acquisition is made pursuant to clause (a)(ii)(A) of Section 6.11, by the amount expended with respect thereto.”
          (ff) Second Amendment. Section 1.01 and Article IX of the Credit Agreement are hereby amended as follows:
          (i) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in proper alphabetical order as follows:
          “‘Amendment Effective Date’ shall have the meaning set forth in the Second Amendment.
     ‘Second Amendment’ shall mean that certain Amendment No. 2 to this Agreement, dated as of July 23, 2009, among the Borrower, the Subsidiary Guarantors, the Issuing Banks executing such Amendment No. 2 on the signature pages thereto, and UBS AG, STAMFORD BRANCH, as the Administrative Agent, the Collateral Agent and an Issuing Bank.”
          (ii) A new Section 9.10 of the Credit Agreement is hereby added to the Credit Agreement as follows:
     “SECTION 9.10 Second Amendment. The Lenders and the Issuing Banks authorize the Administrative Agent and the Collateral Agent , as applicable, to enter into and execute such agreements and documents to effect the transactions contemplated by the Second Amendment, including execution of the Intercreditor Agreement on behalf of the Lenders and the Issuing Banks, and the Lenders and the Issuing Banks agree to be bound by the terms of such Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to this Agreement and the other Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the Intercreditor Agreement.”
          (gg) Test Period. Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Test Period” in its entirety as follows:

     “A ‘Test Period’ in effect at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or were required to be delivered pursuant to Section 5.01(a) or (b), without giving effect to any grace period applicable thereto.”
          (hh) Wholly Owned Subsidiary. Section 1.01 of the Credit Agreement is hereby amended by amending the definition of “Wholly Owned Subsidiary” in its entirety as follows:
     “‘Wholly Owned Subsidiary’ shall mean, as to any person, (a) any corporation 100% of whose capital stock is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time, in each case, other than (i) directors’ qualifying shares or (ii) shares or other equity interests required by law to be held by a resident of the relevant jurisdiction (except, in the case of clauses (i) and (ii), for directors’ qualifying shares or such other shares or equity interests that confer on the person owning such qualifying shares or equity interests Control of any such corporation, partnership, association, joint venture, limited liability company or other entity referenced in clauses (a) or (b) above).”
          (ii) GAAP Terms. Section 1.04 of the Credit Agreement is hereby amended by (A) inserting the parenthetical “(including Capital Lease Obligations and Capital Expenditures)” immediately following the phrase “financial covenants, standards or terms in this Agreement” in the second and third sentences therein and (B) adding the following proviso at the end of the first sentence of such Section 1.04:
“; provided that if for purposes of determining the outstanding amount of any Indebtedness (including, for the avoidance of doubt, any determination of Consolidated Indebtedness), (x) any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by SFAS 159 issued by the Financial Accounting Standards Board in February 2007, or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made and (y) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness.”
          (jj) Incremental Facilities. Section 2.19 of the Credit Agreement is hereby amended by: (A) deleting the reference to “the Revolving Maturity Date” occurring in clause (a) thereof and inserting in its place the phrase “the Amendment Effective Date”, and (B) inserting the phrase “prior to the Amendment Effective Date,” immediately after the reference to “(y)” in clause (a) thereof.
          (kk) Representations and Warranties.

          (i) Section 3.04(b) of the Credit Agreement is hereby amended by deleting the reference to “December 31, 2006” therein and replacing it with a reference to “March 31, 2009”.
          (ii) Section 3.10 of the Credit Agreement is hereby amended by inserting the following immediately after the last sentence thereof:
“The Secured Parties are not directly or indirectly secured, as such terms are used in Regulation U, by any Margin Stock owned by a Company in violation of, or in a manner that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. No Company owns any Margin Stock, except to the extent Borrower has reported such ownership in writing to the Administrative Agent for distribution to the Lenders.”
          (iii) Section 3.12 of the Credit Agreement is hereby amended by inserting the following proviso immediately after the reference to “on the Closing Date)”:
“; provided that in no event shall the proceeds of any concurrent or substantially concurrent borrowing of Revolving Loans or Swingline Loans be used to prepay the Term Loans”.
          (ll) Conditions to Credit Extensions. Clause (c)(i) of Section 4.02 of the Credit Agreement is hereby amended by adding the following parenthetical at the end thereof: “(in which case such representations and warranties shall be true and correct in all material respects as of such earlier date)”.
          (mm) Affirmative Covenants. Sections 5.01, 5.02 and 5.12 and Article V of the Credit Agreement are hereby amended as follows:
          (i) Section 5.01 of the Credit Agreement is hereby amended by: (A) by deleting the word “and” at the end of clause (e) thereof, (B) re-lettering clause (f) of such Section 5.01 as a new clause (g) and (C) adding a new clause (f) as follows:
          “(f) Annual Budgets. Within 60 days after the beginning of each fiscal year commencing with the fiscal year ending December 31, 2010, a detailed budget for Borrower in form reasonably satisfactory to the Administrative Agent, but to include estimated balance sheets, statements of income and statements of cash flow, for each fiscal quarter of such fiscal year prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower is based upon assumptions believed to be reasonable at the time of preparation thereof (it being recognized by the Agents and the Lenders that any results of operation forecasted therein are not to be viewed as facts and that the actual results of operation during the period or periods covered by such budget may differ from the amounts set forth in such budget, and such differences may be material); and”.

          (ii) Section 5.02 of the Credit Agreement is hereby amended by amending clause (iv) thereof in its entirety as follows:
     “(iv) the occurrence of a Casualty Event in respect of which the damage to any property or properties of Borrower or any of its Subsidiaries is in excess of $10.0 million in the aggregate; and”.
          (iii) Section 5.12 of the Credit Agreement is hereby amended by inserting the following parenthetical immediately after the phrase “any document” in the first sentence thereof:
“(including opinions of counsel with respect to Ship Mortgages and other matters that are not covered by the UCC)”.
          (iv) Article V of the Credit Agreement is hereby amended by inserting the following new Section 5.18 in the proper numerical order:
     “SECTION 5.18 Additional Mortgaged Vessels. As soon as reasonably practicable, but in no event later than September 30, 2009 (or such later date that the Administrative Agent may agree in its sole discretion), (i) execute and deliver to the Administrative Agent and the Collateral Agent a new Ship Mortgage or amendments or supplements to an existing Ship Mortgage as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Mortgage Trustee, for its benefit and for the benefit of the other Secured Parties, a Lien on each Vessel listed on Annex C to the Second Amendment, subject to no Liens other than Permitted Liens, (ii) take all actions reasonably requested by the Collateral Agent or the Administrative Agent to cause such Lien to be duly perfected to the extent required by such Ship Mortgage in accordance with all applicable Requirements of Law, including the filing of such Ship Mortgage or amendment or supplement to an existing Ship Mortgage in the appropriate vessel registry and (iii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, certificates, copies of searches and filings and favorable written opinions of counsel and other items of the types required to have been delivered pursuant to Section 4.01(o), all in form, content and scope reasonably satisfactory to the Administrative Agent.”.
          (nn) Negative Covenants. Sections 6.01, 6.02, 6.08, 6.11 and 6.12 of the Credit Agreement are hereby amended as follows:
          (i) Section 6.01 of the Credit Agreement is hereby amended by amending clause (b) thereof in its entirety as follows:
     ”(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), and (ii) Permitted Refinancings thereof;”

          (ii) Clause (g) of Section 6.01 of the Credit Agreement is hereby amended by inserting the following proviso immediately after the reference to “this Section 6.01”:
“; provided that any Subsidiary which incurs a Contingent Obligation in respect of Indebtedness of Borrower or any other Loan Party shall be (or shall simultaneously therewith become) a Subsidiary Guarantor;”
          (iii) Section 6.01 of the Credit Agreement is hereby further amended by amending clause (k) thereof in its entirety to read as follows:
     “(k) (A) unsecured Indebtedness of Borrower Incurred on terms comparable to similarly situated issuers (as reasonably determined by the Administrative Agent); provided that
     (i) the Administrative Agent shall have been provided the terms of such Indebtedness no less than five Business Days prior to the incurrence thereof,
     (ii) no Default exists immediately before or after the incurrence of such Indebtedness,
     (iii) after giving effect to such Incurrence on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Sections 6.10(a) and (b) as of the most recent Test Period (assuming for purposes of Section 6.10, that such Incurrence, all other Incurrences of Indebtedness, and the use of the proceeds of such Incurrence (including the repayment or refinancing of other Indebtedness) since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);
     (iv) with respect to any such Indebtedness incurred on or after the Amendment Effective Date, such Indebtedness (1) does not have a final maturity date that is prior to, and does not require any scheduled amortization of principal prior to, the date falling 91 days after the Term Loan Maturity Date, and (2) is not mandatorily redeemable or redeemable at the option of the holder thereof, in whole or in part, prior to the date falling 91 days after the Term Loan Maturity Date (excluding for purposes of this subclause (iv), (x) any mandatory redemption resulting from a change in control (or other fundamental change) or an asset sale offer requirement (provided that Borrower shall have complied with the terms of this Agreement with respect to any Asset Sale resulting in such asset sale offer, including any prepayment required under Section 2.10(c) hereof) and (y) any conversion of any such Indebtedness solely into Qualified Capital Stock of Borrower) (the requirements set forth in this subclause (iv), the “Permitted Debt Maturity Requirements”),
     (v) with respect to any such Indebtedness incurred on or after the Amendment Effective Date, 100% of the Net Cash Proceeds of such Indebtedness shall be applied to prepay the Term Loans in accordance with Section 2.10(d) or be applied to pay, prepay or redeem other Indebtedness of Borrower substantially concurrently with the incurrence of such Indebtedness; and
     (vi) Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that such Incurrence complies with this clause (k) (which shall have attached thereto reasonably detailed calculations showing such compliance); and
     (B) Permitted Refinancings thereof; provided that the resulting refinancing Indebtedness satisfies the Permitted Debt Maturity Requirements;”
          (iv) Section 6.01 of the Credit Agreement is hereby further amended by: (A) deleting the word “and” at the end of clause (l) thereof, (B) re-lettering clause (m) of such Section 6.01 as new clause (o), and (C) adding the following new clauses (m) and (n) as follows:
     “(m) Indebtedness of Borrower and its Subsidiaries representing deferred compensation to employees of Borrower and its Subsidiaries incurred in the ordinary course of business;
     (n) (A) Indebtedness of Borrower Incurred on or after the Amendment Effective Date on terms comparable to similarly situated issuers (as reasonably determined by the Administrative Agent), 100% of the Net Cash Proceeds of which shall be solely applied to prepay the Term Loans in accordance with Section 2.10(d); provided that
     (i) the Administrative Agent shall have been provided the terms of such Indebtedness no less than five Business Days (or, in the case of pricing terms, three Business Days) prior to the incurrence thereof,
     (ii) no Default exists immediately before or after the incurrence of such Indebtedness,
     (iii) after giving effect to such Incurrence on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Sections 6.10(a) and (b) as of the most recent Test Period (assuming for purposes of Section 6.10, that such Incurrence, all other Incurrences of Indebtedness, and the use of the proceeds of such Incurrence (including the repayment or refinancing of other Indebtedness) since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period),
     (iv) such Indebtedness shall comply with the Permitted Debt Maturity Requirements, and
     (v) Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that such Incurrence complies with this clause (n) (which shall have attached thereto reasonably detailed calculations showing such compliance) (any such notes issued pursuant to this clause (n) being referred to herein as “Permitted Senior Secured Notes”), and
     (B) Permitted Refinancings thereof; and”
          (v) Section 6.02 of the Credit Agreement is hereby amended by (A) deleting the word “and” at the end of clause (o) thereof, (B) re-lettering clause (p) of such Section 6.02 as new clause (r), and (C) adding the following new clauses (p) and (q) as follows:
     “(p) Liens incurred in the ordinary course of business arising from contractual rights of setoff, which Liens do not secure Indebtedness for borrowed money;
     (q) Liens securing Indebtedness incurred pursuant to Section 6.01(n) (including all obligations (including interest, premiums, fees, costs, expenses and other monetary amounts related thereto) arising from the documentation relating to such Indebtedness); provided that each party in whose favor such Liens were created (or an agent or trustee on its behalf) shall have entered into an intercreditor agreement with the Collateral Agent, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent (such intercreditor agreement, the “Intercreditor Agreement”); and”
          (vi) Section 6.02 of the Credit Agreement is hereby further amended by adding the phrase “or permitted under clause (q) of this Section 6.02” to the end of the proviso set forth at the end of such Section 6.02.
          (vii) Clause (c) of Section 6.08 of the Credit Agreement is hereby amended by deleting each reference to “$10.0 million” occurring therein and inserting in its place the phrase “$5.0 million”.
          (viii) Clause (d) of Section 6.08 of the Credit Agreement is hereby amended by adding the parenthetical “(as in effect immediately prior to the amendments made thereto pursuant to the Second Amendment)” immediately after each reference to “Sections 6.10(a) and (b)” or “Section 6.10” set forth therein.

          (ix) Clause (a) of Section 6.11 of the Credit Agreement is hereby amended in its entirety to read as follows:
     “(a) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of,
     (i) any Indebtedness under any Subordinated Indebtedness, except as otherwise permitted by an Intercompany Note or this Agreement;
     (ii) any Indebtedness incurred under Section 6.01(k) (other than payments, prepayments, redemptions or acquisitions of such Indebtedness made (1) in connection with a Permitted Refinancing of such Indebtedness under Section 6.01(k)(B) or (2) solely with Qualified Capital Stock of Borrower), unless:
     (A) after giving effect to such payment, prepayment, redemption or acquisition on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in Sections 6.10(a) and (b) (as in effect immediately prior to the amendments made thereto pursuant to the Second Amendment, except in the case of a payment, prepayment, redemption or acquisition of Borrower’s 3.375% Convertible Senior Notes due 2038 made solely with the Net Cash Proceeds from Equity Issuances in an amount not to exceed the Available Equity Proceeds Amount that is then in effect (such payment, prepayment, redemption or acquisition, a “Specified Existing Notes Payment”), in which case, such covenants shall be the covenants as in effect as of the date of such Specified Existing Notes Payment) as of the most recent Test Period (assuming for purposes of Section 6.10 (as in effect immediately prior to the amendments made thereto pursuant to the Second Amendment, except in the case of a Specified Existing Notes Payment, in which case, such covenants shall be the covenants as in effect as of the date of such Specified Existing Notes Payment), that such payment, prepayment, redemption or acquisition (including all Incurrences of Indebtedness in connection therewith and all Dividends consummated since the first day of the relevant Test Period ending on or prior to the date of such payment, prepayment, redemption or acquisition), had occurred on the first day of such relevant Test Period),
     (B) the aggregate amount of such payment, prepayment, redemption or acquisition does not exceed the Available Amount that is then in effect;

     (C) no Default exists immediately before or after such payment, prepayment, redemption or acquisition; and
     (D) Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that such payment, prepayment, redemption or acquisition has been made under, and in compliance with, this subclause (ii) (which shall have attached thereto reasonably detailed calculations showing such compliance, with such backup information as the Administrative Agent may reasonably request); or
     (iii) any Indebtedness incurred under Section 6.01(n), except (A) in an amount not exceeding Retained Excess Cash Flow so long as no Default exists immediately before or after such payment, prepayment, redemption or acquisition, (B) with the Net Cash Proceeds from Equity Issuances in an amount not to exceed the Available Equity Proceeds Amount that is then in effect, so long as (1) Borrower shall have delivered to the Administrative Agent an Officers’ Certificate certifying as to the aggregate amount of such Net Cash Proceeds applied to pay, prepay, redeem or acquire such Indebtedness, and (2) no Default exists immediately before or after such payment, prepayment, redemption or acquisition, (C) in connection with a Permitted Refinancing of such Indebtedness, (D) in the case of any prepayment or redemption as a result of any asset sale, change of control or similar event, to the extent permitted by the Intercreditor Agreement, (E) redemptions thereof made solely with Qualified Capital Stock of Borrower and (F) to the extent that (1) the Term Loans and (2) any Indebtedness secured on a pari passu basis with the Term Loans incurred to refinance (as defined in the definition of “Permitted Refinancing”) the Term Loans (or any portion thereof) to the extent the terms of such Indebtedness described in this subclause (2) would require a proportional payment described in this subclause (F) are substantially concurrently prepaid in a proportional amount (as determined by the Administrative Agent based on the then-outstanding Term Loans and then-outstanding principal amount of the Permitted Senior Secured Notes and, if applicable, any such other Indebtedness requiring a proportional payment, as set forth in an Officers’ Certificate delivered by Borrower in connection with such payment, prepayment, redemption or acquisition), so long as no Default exists immediately before or after such payment, prepayment, redemption or acquisition;”
          (x) Clause (b) of Section 6.11 of the Credit Agreement is hereby further amended by (A) adding the words “or Section 6.01(n)” immediately after the reference to “Section 6.01(k)” and (B) adding the following parenthetical at the end of such clause:

     “(it being understood that, for purposes of this clause (b), the provisions of any Indebtedness incurred to refinance (as defined in the definition of Permitted Refinancing) any other Indebtedness shall be subject to the terms set forth in the definition of Permitted Refinancing and shall not be deemed to be amendments or modifications of the provisions of the Indebtedness being refinanced).”
          (xi) Section 6.12 of the Credit Agreement is hereby amended by adding the words “or Section 6.01(n)” immediately after the reference to “Section 6.01(k)”.
          (oo) Financial Covenants. Section 6.10 of the Credit Agreement is hereby amended as follows:
          (i) Clause (a) of Section 6.10 of the Credit Agreement is hereby amended in its entirety to read as follows:
     “(a) Maximum Total Leverage Ratio/Liquidity. (i) Permit the Total Leverage Ratio, as of the last day of any Test Period occurring during a period set forth below, to exceed the ratio set forth opposite such period below:

Period	Total Leverage Ratio

Closing Date - June 30, 2010	3.75 to 1.00
July 1, 2010 - September 30, 2010	8.00 to 1.00
October 1, 2010 - December 31, 2010	7.50 to 1.00
January 1, 2011 - March 31, 2011	7.00 to 1.00
April 1, 2011 - June 30, 2011	6.75 to 1.00
July 1, 2011 - September 30, 2011	6.00 to 1.00
October 1, 2011 - December 31, 2011	5.50 to 1.00
January 1, 2012 - March 31, 2012	5.25 to 1.00
April 1, 2012 - June 30, 2012	5.00 to 1.00
July 1, 2012 - September 30, 2012	4.75 to 1.00
October 1, 2012 - December 31, 2012	4.50 to 1.00
January 1, 2013 - March 31, 2013	4.25 to 1.00
April 1, 2013 and thereafter	4.00 to 1.00
provided that, notwithstanding anything to the contrary herein, solely with respect to compliance with this Section 6.10(a) that is required to be demonstrated pursuant to Sections 5.01(c), 6.01(k), and 6.01(n) and for purposes of determining the permissibility of a Permitted Stock Acquisition, compliance with this Section

6.10(a)(i) shall not be required for any Test Period ending during the Alternate Covenant Period; and
               (ii) Permit the Liquidity Amount (x) for the period commencing on October 1, 2009 and ending on December 31, 2010, to be less than $100,000,000, (y) for the period commencing on January 1, 2011 and ending on December 31, 2011, to be less than $75,000,000 and (z) at any time on or after January 1, 2012, to be less than $50,000,000, in each case, at the close of business for any three (3) consecutive Business Days during such period; provided that it shall not be a breach of this covenant if the failure to comply with this covenant resulted solely from a Lender becoming a Defaulting Lender (including because the Revolving Commitment of such Lender is not available for borrowing) unless the Borrower is in breach of this covenant on the thirtieth day following the date such Lender became a Defaulting Lender or at any time thereafter.”
          (ii) Clause (b) of Section 6.10 of the Credit Agreement is hereby amended in its entirety to read as follows:
     “(b) Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Test Period occurring during a period set forth below, to be less than the ratio set forth opposite such period below:

Consolidated Fixed
Charge
Period	Coverage Ratio

Closing Date - June 30, 2009	1.15 to 1.00
July 1, 2009 - December 31, 2011	1.00 to 1.00
January 1, 2012 - March 31, 2012	1.05 to 1.00
April 1, 2012 - June 30, 2012	1.10 to 1.00
July 1, 2012 and thereafter	1.15 to 1.00
“
          (iii) The Compliance Certificate shall be amended in substantially the form of Exhibit A hereto.
          (pp) Notice. Section 10.01 of the Credit Agreement is hereby amended by amending clause (i) thereof in its entirety as follows:
          “(i) if to any Loan Party, to Borrower at:
Hercules Offshore, Inc.
9 Greenway Plaza
Suite 2200
Houston, TX 77046

Attention: Stephen M. Butz
Telecopier No.: (713) 350-5109
Email: sbutz@herculesoffshore.com
with a copy to:
Hercules Offshore, Inc.
9 Greenway Plaza
Suite 2200
Houston, TX 77046
Attention: Jim Noe
Telecopier No.: (713) 350-5109
Email: jnoe@herculesoffshore.com”.
          (qq) No Fiduciary Duty. Article X of the Credit Agreement is hereby amended by inserting the following new Section 10.18 in the proper numerical order:
          “10.18 No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower, its stockholders and/or its Affiliates. Borrower agrees that nothing in the Loan Documents will be deemed to create a fiduciary relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed a fiduciary or similar responsibility in favor of Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.”.
          (rr) Current Desktop Appraisal. Upon the effectiveness of the foregoing amendments, references to “Current Desktop Appraisal” shall mean the desktop appraisal, dated July 7, 2009, by BASSØE Offshore (USA) Inc. furnished to UBS Securities LLC until such time, after the Amendment Effective Date, that a new Desktop Appraisal shall become a “Current Desktop Appraisal” in accordance with the provisions set forth in the definition of “Desktop Appraisal”.

          (ss) Mandatory Prepayments from Equity Issuances. Section 2.10 of the Credit Agreement is hereby amended as follows:
          (i) The reference to “[Reserved]” in clause (e) thereof shall be amended in its entirety to read as follows:
          “Not later than forty-five days following the receipt of any Net Cash Proceeds of any Equity Issuance after the Amendment Effective Date (other than Net Cash Proceeds that are (i) applied to pay consideration in connection with a Permitted Stock Acquisition prior to such forty-fifth day or (ii) applied to cause Borrower to be in compliance with the covenants set forth in Section 6.10(a)(ii) prior to such forty-fifth day; provided that (A) the amount applied at any time pursuant to this subclause (ii) shall not exceed the amount necessary to cause Borrower to be in compliance with Section 6.10(a)(ii) as of the date such amount is so applied and (B) any such application shall be designated in an Officer’s Certificate of Borrower to the Administrative Agent (with such backup information as the Administrative Agent may reasonably request) as being for the purpose of being applied in accordance with this subclause (ii) at the time of such application), Borrower shall make prepayments of the Term Loans in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 50% of such Net Cash Proceeds; provided further, that no prepayment shall be required under this Section 2.10(e) if the Total Leverage Ratio of the Borrower is less than or equal to 3.75 to 1.00 (as set forth in a Compliance Certificate delivered for the most recently ended Test Period).”;
          (ii) Each reference to “(d), (f)” occurring in clause (h) thereof shall be replaced with the phrase “(d), (e), (f)”; and
          (iii) The reference to “(d), (f)” occurring in clause (i) thereof shall be replaced with the phrase “(d), (e), (f)”.
     SECTION 3. Representations and Warranties. Each Loan Party represents and warrants to the Agents, the Issuing Banks and each of the Lenders that, as of the date hereof and as of the Amendment Effective Date (as defined below, and, with respect to the Amendment Effective Date, after giving effect to this Amendment):
          (a) The representations and warranties of such person set forth in the Credit Agreement and the other Loan Documents (other than Section 3.04(b) of the Credit Agreement) are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” is true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, and as if each reference therein to “this Agreement” or “the Credit Agreement” (or words of similar import) included reference to this Amendment No. 2.
          (b) No Default has occurred that is continuing.

          (c) This Amendment No. 2 has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          (d) Execution and delivery by the Loan Parties of this Amendment No. 2, and consummation of the transactions contemplated hereby, (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate the Organizational Documents of any Company, (iii) will not violate any Requirement of Law, (iv) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (v) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.
          (e) Since March 31, 2009, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.
          (f) The forecasts of financial performance of the Borrower and its Subsidiaries on a quarterly basis, through December 31, 2011, as furnished to the Administrative Agent, have been prepared in good faith by the Borrower and based on assumptions believed by the Borrower to be reasonable at the time furnished to the Administrative Agent (it being recognized that such projections are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material).
          (g) Except as set forth on Schedule II hereto, as of the date hereof no Company owns Real Property with a fair market value in excess of $5.0 million, and no Company has leased any Real Property that requires annual lease payments in excess of $1.0 million.
          (h) The name, registered owner, official number, and jurisdiction of registration of each Vessel owned by the Companies as of the date hereof are set forth on Schedule III hereto.
          (i) Schedule IV hereto sets forth a list of (A) all the Subsidiaries of the Borrower and their jurisdictions of organization as of the date hereof and (B) the number of each class of Equity Interests of the Subsidiaries of the Borrower as of the date hereof and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights as of the date hereof. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons (except the security interest created by the Security Agreement, non-consensual Permitted Liens and, as of the Amendment Effective Date, to the extent that the Permitted Senior Secured Notes are issued on such date, liens securing such Permitted Senior Secured Notes) and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests, other than with respect to transactions permitted under Section 6.12, 6.13 or 6.14 of the Credit Agreement.
          (j) An accurate organizational chart showing the ownership structure of each Subsidiary of the Borrower as of the date hereof is set forth on Schedule V hereto. As of the date hereof, the Borrower has no Subsidiaries other than Wholly Owned Subsidiaries.
     SECTION 4. Conditions Precedent. This Amendment No. 2 (other than Section 2 and the amendments described therein) shall become effective as of the date first written above upon receipt by the Administrative Agent of (i) one or more counterparts of this Amendment No. 2, executed and delivered by the Borrower, the Subsidiary Guarantors and the Administrative Agent and (ii) written consents to this Amendment No. 2, in the form of Annex A hereto, duly executed and delivered by the Required Lenders. Section 2 and the amendments described therein shall become effective as of the date each of the following conditions precedent have been satisfied or waived (such date, the “Amendment Effective Date”), which date shall in no event be later than September 30, 2009:
          (a) Revolving Exposure Reduction. In the event that, after giving effect to the reduction of the Revolving Commitments set forth in Section 2(b) of this Amendment No. 2, the sum of the Revolving Exposures would exceed $175,000,000, the Administrative Agent shall have received the prepayments, repayments, replacements and/or cash collateralization that would be required by Section 2.10(b) of the Credit Agreement.
          (b) Amendment Fee. The Administrative Agent, on behalf of itself and the Lenders executing this Amendment No. 2, shall have received the amendment fee due and payable pursuant to Section 5(b) of this Amendment No. 2 and all fees and other amounts (if any) separately agreed by the Administrative Agent and the Borrower to be payable in connection with this Amendment No. 2.
          (c) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders and the Issuing Bank, a customary written opinion of Weil, Gotshal & Manges LLP, counsel for the Loan Parties, (i) dated as of the Amendment Effective Date, (ii) addressed to the Agents, the Issuing Banks and the Lenders and (iii) covering such matters relating to this Amendment No. 2 and the Loan Documents as the Administrative Agent shall reasonably request.
          (d) Collateral Maintenance Ratio. The Administrative Agent shall have received from the Borrower an Officer’s Certificate certifying that the Collateral

Maintenance Ratio (as amended by this Amendment and assuming for purposes of this clause (d) that (x) the Vessels listed on Annex C attached hereto constitute Mortgaged Vessels as of the Amendment Effective Date and (y) the desktop appraisal, dated July 7, 2009, by BASSØE Offshore (USA) Inc. furnished to UBS Securities LLC is the Current Desktop Appraisal), exceeds 1.25 to 1.00 (which shall have attached thereto reasonably detailed calculations showing such compliance, with such backup information as the Administrative Agent may reasonably request).
          (e) Costs and Expenses. The Borrower shall have paid all other fees and expenses due and payable pursuant to Section 5(c) of this Amendment No. 2.
          (f) Officer’s Certificate. The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to it, from a Financial Officer of the Borrower, dated the Amendment Effective Date, certifying that the representations and warranties set forth in Section 3 of this Amendment No. 2 are true and correct as of the Amendment Effective Date.
     SECTION 5. Miscellaneous. (a) This Amendment No. 2 is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement. Except as herein provided, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect, and each Loan Party (i) ratifies and confirms all provisions of the Credit Agreement as amended by this Amendment No. 2 and the other Loan Documents, and (ii) ratifies and confirms that all Liens granted by such Loan Party and all obligations of such Loan Party under the Credit Agreement as amended by this Amendment No. 2 and the Loan Documents are not released, reduced, or otherwise adversely affected by this Amendment No. 2.
          (b) Upon the satisfaction of the conditions set forth in clauses (a), (c), (d) and (f) of Section 4 of this Amendment, the Borrower shall pay, without setoff, deduction or counterclaim, a non-refundable amendment fee to the Administrative Agent for the account of each Lender that has duly executed and delivered a written consent to this Amendment in the form of Annex A hereto via facsimile or email (in portable document format (“PDF”) or similar format) to the attention of Vincenzo Lucibello at Skadden, Arps, Slate, Meagher & Flom LLP, telecopy no. 917-777-3415, email Vincenzo.Lucibello@skadden.com, at or prior to 6:00 p.m., New York time, on or before July 22, 2009 (as such time may be extended by the Borrower in its sole discretion) in the amount of (i) in the case of a Revolving Lender, 50 basis points of such Lender’s Revolving Commitment (based on Revolving Commitments of $250,000,000) and (ii) in the case of a Term Loan Lender, 50 basis points of such Lender’s aggregate unpaid principal amount of Term Loans outstanding as of the date thereof.
          (c) The Borrower shall pay all reasonable fees and out-of-pocket expenses paid or incurred by the Agents incident to this Amendment No. 2, including, without limitation, the reasonable fees and out-of-pocket expenses of the Agent’s counsel in connection with the negotiation, preparation, delivery and execution of this Amendment

No. 2 and any related documents, in each case, for which the Borrower has received an invoice on or prior to the day immediately preceding the Amendment Effective Date.
          (d) This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment No. 2 by telecopier or other electronic means, including by PDF, shall be effective as delivery of a manually executed counterpart of this Amendment No. 2.
          (e) This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of New York.
          (f) This Amendment No. 2 constitutes the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
[remainder of page intentionally left blank; signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Credit Agreement to be duly executed and delivered as of the day and year first above written.

Hercules Offshore, Inc.
By	/s/ Stephen M. Butz
Name: Stephen M. Butz
	Title:	Vice President, Finance and Treasurer

Hercules Drilling Company, LLC
THE Offshore Drilling Company
TODCO Mexico Inc.
TODCO Management Services, Inc.
Cliffs Drilling Company
TODCO Americas Inc.
TODCO International Inc.
Cliffs Drilling Trinidad L.L.C.
THE Onshore Drilling Company
THE Hercules Offshore Drilling Company LLC

By	/s/ James W. Noe
	Name:	James W. Noe
	Title:	Vice President and Secretary

Hercules Liftboat Company, LLC Hercules Offshore Services LLC Hercules Offshore Holdings Ltd. Hercules Offshore Middle East Ltd.
By	/s/ James W. Noe
	Name:	James W. Noe
	Title:	Secretary

signature page to amendment no. 2

Delta Towing Holdings, LLC Delta Towing, LLC
By	/s/ James W. Noe
	Name:	James W. Noe
	Title:	President and Chief Executive Officer

signature page to amendment no. 2

UBS AG, Stamford Branch, as Administrative Agent, as Collateral Agent and as an Issuing Bank
By	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director Banking Products Services, US

By	/s/ Marie A. Haddad
	Name:	Marie A. Haddad
	Title:	Associate Director Banking Products Services, US

signature page to amendment no. 2